As filed with the Securities and Exchange Commission on November 21, 2008.

Registration No. 333-143384

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-1905580
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2700 Lone Oak Parkway

Eagan, Minnesota 55121-1534

(612) 726-2111

(Address of Principal Executive Offices,

including Zip Code)

NORTHWEST AIRLINES CORPORATION 2007 STOCK INCENTIVE PLAN

(Full title of the plan)

Richard B. Hirst, Esq.

Senior Vice President & General Counsel

Delta Air Lines, Inc.

P.O Box 20706

Atlanta, Georgia 30320-6001

(Name and address of agent for service)

(404) 715-2191

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement 333-143384 registering 21,333,248 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of Northwest Airlines Corporation (the “Company”) for the Northwest Airlines Corporation 2007 Stock Incentive Plan.

On October 29, 2008, pursuant to the Agreement and Plan of Merger dated as of April 14, 2008 (the “Agreement”), among the Company, Delta Air Lines, Inc. (“Delta”), and Nautilus Merger Corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Delta.  Pursuant to the terms of the Agreement, at the effective time of the merger, each share of Common Stock (other than any shares held in the treasury of the Company) issued and outstanding (including those shares issuable pursuant to the Company’s plan of reorganization under Chapter 11) immediately prior to the effective time of the merger, subject to certain exceptions, was converted into the right to receive 1.25 shares of Delta common stock.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 21, 2008.

Northwest Airlines Corporation

By:	/s/ Edward H. Bastian
Name: Edward H. Bastian
Title: President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 21, 2008 by the following persons in the capacities indicated.

Signature	Title

/s/ Edward H. Bastian	President, Chief Operating Officer and Director (Principal Executive Officer)
Edward H. Bastian

/s/ Richard B. Hirst	Director
Richard B. Hirst

/s/ Paul A. Jacobson	Director
Paul A. Jacobson